Exhibit 99.1

Xencor Enters Collaboration with Janssen with Aim to Discover Novel CD28 Bispecific Antibodies for the Treatment of Prostate Cancer

-- Research collaboration focused on the discovery of novel bispecific antibodies directed toward the CD28 co-stimulatory receptor and an undisclosed prostate tumor target --

-- Xencor receives $50 million upfront payment and is eligible to receive potential milestone payments and a royalty on net sales from commercialized medicines --

-- Each company receives the right to conduct directed non-registrational clinical studies in prostate cancer, combining agents in its respective pipeline with select agents from the other’s portfolio --

MONROVIA, Calif.--Dec. 7, 2020-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today announced it has entered into a research collaboration and license agreement with Janssen Biotech, Inc. (Janssen). The research and license agreement is focused on the discovery of XmAb® bispecific antibodies against CD28, an immune co-stimulatory receptor on T cells, and an undisclosed prostate tumor target, for the potential treatment of patients with prostate cancer. Additionally, Xencor has a right to access select, predefined agents from Janssen’s portfolio of clinical-stage drug candidates and commercialized medicines to evaluate potential combination therapies in prostate cancer with agents in its own pipeline in non-registrational clinical studies. Janssen has the same right with Xencor’s portfolio of clinical-stage drug candidates to evaluate potential combination therapies in prostate cancer, as well.

“Our XmAb bispecific Fc domains enable the creation of a wide range of multi-specific antibody and protein structures, such as bispecific antibodies in our new CD28 platform. These antibodies can co-stimulate T cells in a tumor-target dependent manner and can synergize with both checkpoint inhibitor therapies and other tumor-targeted agents, like CD3 bispecific antibodies, in order to enhance anti-tumor activity,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In addition, the ability to study combinations of therapies from both companies’ prostate cancer portfolios leverages Xencor’s broad clinical pipeline and the leading prostate cancer therapeutics portfolio at Janssen. This collaboration with Janssen expands the use of our CD28 platform and complements our first wholly owned internal candidate, a B7-H3 x CD28 bispecific antibody designed to treat a range of solid tumors, which is currently advancing through preclinical development.”

Under the terms of the agreement, Xencor will apply its XmAb bispecific Fc technology to create and characterize XmAb CD28 bispecific antibody candidates against the tumor target specified by Janssen. Preclinical activities and all clinical development, regulatory and commercial activities will be conducted by Janssen, which has exclusive worldwide rights to develop and commercialize the novel drug candidates. Xencor will receive an upfront payment of $50 million and will be eligible to receive development, regulatory and sales milestone payments and high-single digit to low-double digit percent royalties on net sales.

Upon clinical proof of concept for a bispecific antibody candidate, Xencor has the right to opt-in to fund 20 percent of development costs and to perform up to 30 percent of the detailing efforts in the United States; Xencor would be eligible for milestone payments and low-double digit to mid-teen percent royalties on net sales.

The agreement is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and closing is expected to occur by year end.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 18 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com